PRESS RELEASE

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SWVA Bancshares, Inc.   Contact:    B.L. Rakes, President
(Over-the-Counter:  SWVB)           540-343-0135

302 Second Street, S.W.
Roanoke, Virginia 24011

                                                          For Immediate Release
                                                               June 14, 1996

                              SWVA BANCSHARES, INC.
               Authorization of Stock Repurchase Program by Board

      Roanoke, Virginia -- June 14, 1996 -- SWVA Bancshares, Inc. (the "Company") (Over- the-Counter: SWVB), the holding company of Southwest Virginia Savings Bank, FSB, has announced its intention to repurchase up to 27,160 shares of the Company's common stock. Mr. B.L. Rakes, President, said the Company has been authorized by its Board of Directors to repurchase up to 27,160 shares or 5% of its 543,190 outstanding shares of common stock. The Company has filed the necessary regulatory application for permission to initiate the repurchase program. There is no assurance that the application will be approved or that the full 5% will be repurchased.

      The repurchases are expected to be made in open-market transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. Such repurchased shares will become authorized but unissued shares and will be utilized for general corporate and other purposes, including the issuance of shares in connection with the exercise of stock options. The repurchase program is expected to be completed by October 7, 1996, at which time the Company may terminate or continue the program. As of June 4, 1996, the last reported trade of the Company's common stock was at a price of $15.40 per share.

      At March 31, 1996, the Company reported total consolidated assets and consolidated stockholders' equity of $66.7 million and $8.5 million, respectively. Southwest Virginia Savings Bank, FSB operates through its main office located in Roanoke and through four full service branches located in Roanoke, Vinton and Salem and one loan production office in Roanoke. The Bank's deposits are insured up to legal maximum limits by the Federal Deposit Insurance Corporation.

302 Second Street, S.W.    Roanoke, Virginia  24011-1597    (703) 343-0135